UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: January 21, 2005

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On January 21, 2005, we entered into an Interim Agreement with Avecia Limited for initial work related to the manufacture by Avecia of our drug product candidate alfimeprase. The initial work will include assessment and planning, transfer of processes and assays to Avecia, purchase of certain capital equipment, replicated fermentation and purification runs and consulting work in preparation for the manufacture of alfimeprase pursuant to Good Manufacturing Practice Regulation. We will pay Avecia a fee totaling £669,000 for completion of this initial work, and will also pay for the purchase of necessary items of equipment, together with certain related fees and expenses. The Interim Agreement will expire upon the first to occur of completion of the work under the agreement by Avecia, entry by us and Avecia into a definitive agreement, or termination of the agreement by either party. Either party may terminate the agreement at any time, subject to certain cancellation fees, if applicable. The Interim Agreement requires that we negotiate in good faith with Avecia towards the potential entry into a definitive agreement with Avecia that would cover activities under the Interim Agreement as well as other activities related to the manufacture of alfimeprase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

	By:	/s/ Lee Bendekgey
Lee Bendekgey
Senior Vice President, Chief Financial Officer and General Counsel
Dated: January 24, 2005